November 7, 2024

Todd M. Cello
Chief Financial Officer
TransUnion
555 West Adams
Chicago, IL 60661

        Re: TransUnion
            Form 10-K for the Fiscal Year Ended December 31, 2023
            File No. 001-37470
Dear Todd M. Cello:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                        Sincerely,

                                                        Division of Corporation
Finance
                                                        Office of Finance